UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported):	December 16, 2016

PEBBLEBROOK HOTEL TRUST

(Exact name of registrant as specified in its charter)

Maryland	001-34571	27-1055421
_____________________ (State or other jurisdiction	_____________ (Commission	______________ (I.R.S. Employer
of incorporation)	File Number)	Identification No.)

7315 Wisconsin Avenue, 1100 West, Bethesda, Maryland		20814
______________________________ (Address of principal executive offices)		___________ (Zip Code)

Registrant’s telephone number, including area code:	(240) 507-1300

Not Applicable

Former name or former address, if changed since last report

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01. Other Events.
Raymond D. Martz, Executive Vice President, Chief Financial Officer, Treasurer and Secretary of Pebblebrook Hotel Trust (the “Company”), adopted a pre-arranged share trading plan on December 16, 2016 (the “Plan”), in accordance with guidelines set forth in Rule 10b5-1 under the Securities and Exchange Act of 1934, as amended (“Rule 10b5‑1”), in keeping with Mr. Martz’s intention to diversify his holdings over time.
The Plan provides that a brokerage firm may sell up to an aggregate of 19,271 of the Company’s common shares of beneficial interest, $0.01 par value per share (“Common Shares”). These Common Shares were awarded to Mr. Martz in February of 2014, 2015 or 2016 as time-based restricted Common Shares that will vest on January 1 of 2017, 2018 or 2019, provided that Mr. Martz remains employed by the Company through the applicable vesting date or as otherwise described in the respective award agreements.
Shares may be sold under the Plan on the open market at prevailing market prices and subject to minimum price thresholds specified in the Plan. The Plan is scheduled to terminate on March 31, 2019, unless terminated sooner in accordance with its terms. There can be no assurance that any shares will be sold under the Plan.
Rule 10b5-1 permits insiders to sell a specified portion of their holdings at a specified time or over a specified period of time pursuant to a plan established at a time when the insider is not in possession of material non-public information. A Rule 10b5-1 plan offers an opportunity for an insider to provide for future transactions to occur without concern about future events that may then be considered material non-public information and could otherwise prevent an insider from conducting such transactions.
Transactions under the Plan will be reported to the Securities and Exchange Commission in accordance with applicable securities laws, rules and regulations. Except as may be required by law, the Company does not undertake to report on any Rule 10b5-1 share trading plans of the Company’s officers, nor to report modifications or terminations of the aforementioned Plan or the plans of any other individual.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

PEBBLEBROOK HOTEL TRUST

December 16, 2016	By:	/s/ Raymond D. Martz

Name: Raymond D. Martz
Title: Executive Vice President, Chief Financial Officer, Treasurer and Secretary